Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2013 RESULTS

Growth in Loans, Core Deposits and Core Net Income

(Bridgehampton, NY — October 25, 2013)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (BNB), today announced third quarter results for 2013.  The Company’s reported net income and earnings per share for the quarter ended September 30, 2013 was $3.1 million or $.34 per share including $0.3 million in acquisition costs, net of tax, associated with the proposed merger of FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”) announced on September 30, 2013. Highlights of the Company’s quarterly financial results include:

•                  Core net income of $3.4 million and $.37 per share, a 1% increase in net income over 2012.

•                  Core returns on average assets and equity of .77% and 10.69%, respectively.

•                  Net interest income of $13.0 million, an increase of $1.2 million over 2012, with a net interest margin of 3.21%.

•                  Total assets of $1.7 billion at September 2013, 9% higher than September 2012.

•                  Loans aggregating $933 million, with growth of $201 million or 27%, compared to September 2012.

•                  Deposits of $1.46 billion, an 11% increase compared to the third quarter of 2012.

•                  Continued solid asset quality metrics and reserve coverage.

•                  Tier 1 Capital increased by $15.3 million or 12% from September 2012.

•                  Declared quarterly dividend of $.23 per share in October 2013.

“Our strong financial performance reflects the continued execution of our strategic initiatives resulting in loan and core deposit growth, as well as higher net interest income and core net income. On September 30th, we announced an agreement to acquire FNBNY, increasing our franchise’s scale and continuing our westward expansion into three new markets including Melville, and our first two branches in Nassau County; Massapequa and Merrick. Subsequent to this announcement, we launched and executed a successful public offering of our common stock, increasing our equity by approximately $37.5 million,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Core net income, which excludes acquisition costs, net of income taxes, for the quarter ended September 2013, was $3.4 million or $.37 per share, compared to $3.4 million or $.39 per share, for the same period in 2012. The decrease in earnings per share reflects the higher shares outstanding for the quarter ended September 30, 2013. Net income for the current quarter reflects growth in earning assets, as we experienced higher net interest income and lower credit costs, offsetting decreases in other income and securities gains and increases in operating expenses.

Average earning assets increased by 21% or $284.0 million, compared to the third quarter of 2012, driven by strong deposit expansion, funding higher loan demand.  This growth in earning assets offset the decline in the net interest margin to 3.21% from 3.55% in the 2012 third quarter. The margin continues to be compressed, as low market interest rates had a greater impact on asset repricing than liabilities. Compared to the 2013 second quarter, the net interest margin decreased slightly, from 3.23%. For the quarter, the provision for loan losses was $0.5 million, $0.1 million lower than the comparable 2012 quarter, reflecting an improving economy and stable asset quality trends.

Non interest income decreased $0.2 million primarily due to the reduction in securities gains compared to September 2012.  Non interest expense, excluding $0.3 million in transaction related costs, increased $1.0 million, reflecting investments in new facilities, including three new branches, enhancements to technology and additional staffing.  Although expenses have increased in 2013, the Company’s ratio of operating expenses to average assets decreased to 2.18% for the third quarter of 2013 from 2.35% in the third quarter of 2012.

“Growth and changes in the earning asset mix partially offset the impact of lower market interest rates generating higher net interest income albeit at a lower margin. Our revenue improvements continue to offset higher operating expenses associated with growth and service initiatives,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets at quarter end were $1.70 billion, $135.4 million or 9% higher than September 2012 and $76.8 million or 5% above December 2012. The year over year increase reflects strong organic growth, and changes in overall asset composition, as loans increased $200.8 million or 27%, while investment securities decreased $85.9 million or 11%. During 2013, loan growth has exceeded $134 million, while securities declined $52 million. Earning asset growth continues to be funded principally by deposits, which increased $148.2 million or 11% to $1.46 billion at September 2013. Demand deposits totaled $487.3 million at September 2013, $74.5 million or 18% higher than September 2012. The change in demand deposits, compared to December 2012, reflects a seasonal decline of approximately $87 million in municipal deposits, partially offset by growth of $45 million in core demand deposits.

Asset quality measures remained strong. Loans past due 30 to 89 days declined to $1.6 million at September 2013 from $2.4 million at December 2012 and $2.6 million at September 2012. Non-performing assets at September 2013 were $4.3 million or 0.25% of total assets, slightly higher than the

$3.5 million or 0.22% of total assets at December 31, 2012, and $3.9 million or 0.25% of total assets at September 2012.  The allowance for loan losses increased $1.5 million to $15.5 million from $14.0 million, as of September 2012. The allowance as a percentage of total loans was 1.66% at September 2013, compared to 1.81% at December 2012 and 1.92% and September 2012.

“Our ability to change the earning asset mix by identifying and originating loans across our service area and funding these with relationship driven branch based deposits reflects an adherence to the guiding principles of our Company.  As community bankers, we are steadfastly committed to the benefits local decision making provides for our customers. Furthermore, the recently announced merger with FNBNY will offer businesses and consumers in these markets, the products and most importantly the service an established community bank can deliver,” noted Mr. O’Connor.

Stockholders’ equity grew $2.7 million to $119.0 million at September 2013, compared to $116.3 million at September 2012. The growth reflects earnings, as well as the capital raised in connection with the Dividend Reinvestment Plan, partially offset by dividends to shareholders, and a decline in the fair value of available for sale investment securities.  Overall, Tier 1 Capital increased to $144.7 million, 12% higher than the September 2012 level.  The Company’s capital ratios, although declining with our growth in assets, continue to exceed all regulatory minimums, and the Bank remains classified as well capitalized.

As noted earlier, in October 2013, the Company completed a common stock offering, issuing 1.9 million additional shares at a price of $20.75 per share for net proceeds of $37.5 million.

Challenges & Opportunities

“We are excited about the acquisition and the opportunity of delivering our community banking model to the FNBNY customers, and for all our customers to benefit from our expanding branch network. Our merger application has been filed with the regulators and we expect to close the transaction in the first quarter of 2014. The successful equity offering, in anticipation of the FNBNY closing, provides the capital required by regulators to support the acquisition, however this capital will have a negative impact on earnings per share during the fourth quarter of 2013.

“We recognize the challenges associated with an acquisition and anticipate that we will leverage the experienced gained in our first acquisition of Hamptons State Bank in 2011, as we proceed toward the integration of FNBNY.

“Challenges associated with an uncertain economic recovery, expanded regulations, and volatile interest rate environment remain our paramount focus. During 2013, speculation about the Federal Reserve’s Quantitative Easing or bond buying program caused longer term interest rates to rise dramatically. Over time, increases in rates should provide some relief to net interest margin compression as new loans are funded and securities are reinvested at higher rates. However, in the short term, the fair value of our available for sale securities declined, resulting in net unrealized losses and a reduction in shareholders’ equity,” noted Mr. O’Connor.

“Strategies of managing for the eventuality of higher rates have a cost. Extending liability maturities or shortening the tenor of assets increase interest expense and reduce interest income. An additional method for managing in a higher rate environment is to grow stable core deposits, requiring continued investment in people, technology and branches. Over time, the costs of these strategies should provide long term benefits to institutions who execute them,” added Mr. O’Connor.

“New regulations required under Dodd-Frank continue to be issued and in July 2013, the regulatory agencies issued final capital rules under Basel III, which become effective for our Company in January 2015. The final rules, while more favorable to community banks like ours, require all banks maintain higher levels of capital. We believe our current capital levels will meet these new requirements,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.7 billion, and a primary market area of Suffolk County, Long Island, operates 23 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company and FNBNY, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act, a failure to satisfy the conditions to closing for the proposed merger with FNBNY in a timely manner or at all; failure of the FNBNY stockholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; and difficulties related to the integration of the businesses following the merger, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	September 30,	December 31,	September 30,
	2013	2012	2012
ASSETS
Cash and Due from Banks	$32,612	$46,855	$20,593
Interest Earning Deposits with Banks	4,362	4,394	7,264
Total Cash and Cash Equivalents	36,974	51,249	27,857

Securities Available for Sale, at Fair Value	488,664	529,070	560,790
Securities Held to Maturity	197,622	210,735	212,879
Total Securities	686,286	739,805	773,669

Securities, Restricted	4,424	2,978	2,978

Loans Held for Investment	933,234	798,446	732,471
Less: Allowance for Loan Losses	(15,483)	(14,439)	(14,044)
Loans, net	917,751	784,007	718,427
Premises and Equipment, net	27,830	26,001	25,320
Goodwill and Other Intangible Assets	2,238	2,283	2,299
Accrued Interest Receivable and Other Assets	26,051	18,390	15,558
Total Assets	$1,701,554	$1,624,713	$1,566,108

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$487,281	$529,205	$412,736
Savings, NOW and Money Market Deposits	868,318	722,869	737,219
Certificates of Deposit of $100,000 or more	69,625	118,724	125,563
Other Time Deposits	37,800	38,524	39,329
Total Deposits	1,463,024	1,409,322	1,314,847
Federal Funds Purchased and Repurchase Agreements	52,315	56,890	75,093
Federal Home Loan Bank Advances	40,000	15,000	15,000
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	11,206	8,827	28,850
Total Liabilities	1,582,547	1,506,041	1,449,792
Total Stockholders’ Equity	119,007	118,672	116,316
Total Liabilities and Stockholders’ Equity	$1,701,554	$1,624,713	$1,566,108

Selected Financial Data:

Tangible Book Value Per Share	$12.62	$13.07	$13.09

Capital Ratios:
Total Capital (to risk weighted assets)	14.0%	14.2%	14.8%
Tier 1 Capital (to risk weighted assets)	12.8%	12.9%	13.5%
Tier 1 Capital (to average assets)	8.4%	8.4%	9.0%

Asset Quality:

Loans 30-89 days past due	$1,648	$2,410	$2,606

Non-performing loans	$4,279	$3,289	$3,654
Real estate owned	—	250	250
Non-performing assets	$4,279	$3,539	$3,904

Non-performing loans/Total loans	0.46%	0.41%	0.50%
Non-performing assets/Total assets	0.25%	0.22%	0.25%
Allowance/Non-performing loans	361.84%	439.01%	384.35%
Allowance/Total loans	1.66%	1.81%	1.92%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest Income	$14,913	$13,707	$42,752	$40,682
Interest Expense	1,865	1,889	5,470	5,659
Net Interest Income	13,048	11,818	37,282	35,023
Provision for Loan Losses	500	600	1,650	3,925
Net Interest Income after Provision for Loan Losses	12,548	11,218	35,632	31,098
Other Non Interest Income	1,692	1,705	4,932	4,772
Title Fee Income	357	344	1,041	1,037
Net Securities Gains	11	186	659	2,179
Total Non Interest Income	2,060	2,235	6,632	7,988
Salaries and Benefits	5,292	5,211	16,012	15,584
Acquisition Costs	338	—	338	—
Amortization of Core Deposit Intangible	14	16	45	51
Cost of Extinguishment of Debt	—	—	—	158
Other Non Interest Expense	4,217	3,252	11,729	9,474
Total Non Interest Expense	9,861	8,479	28,124	25,267
Income Before Income Taxes	4,747	4,974	14,140	13,819
Provision for Income Taxes	1,624	1,614	4,652	4,457
Net Income	$3,123	$3,360	$9,488	$9,362
Basic Earnings Per Share	$0.34	$0.39	$1.04	$1.09
Diluted Earnings Per Share	$0.34	$0.39	$1.04	$1.09
Weighted Average Common Shares	9,211	8,672	9,082	8,553

Selected Financial Data:

Return on Average Total Assets	0.71%	0.93%	0.76%	0.89%
Effect of Acquisition Costs, Net of Tax	0.06%	—	0.03%	—
Core Return on Average Total Assets	0.77%	0.93%	0.79%	0.89%
Return on Average Stockholders’ Equity	9.86%	12.11%	10.43%	11.72%
Effect of Acquisition Costs, Net of Tax	0.83%	—	0.28%	—
Core Return on Average Stockholders’ Equity	10.69%	12.11%	10.71%	11.72%
Net Interest Margin	3.21%	3.55%	3.24%	3.63%
Operating Efficiency	61.86%	59.56%	62.83%	60.13%
Operating Expense as a % of Average Assets	2.18%	2.35%	2.24%	2.41%

Reconciliation of GAAP and core earnings for the three and nine months ended September 30, 2013 and 2012:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

As Reported Earnings (GAAP)	$3,123	$3,360	$9,488	$9,362
Adjustments:
Acquisition Costs, Net of Tax	262	—	262	—
Core Earnings	$3,385	$3,360	$9,750	$9,362

Diluted GAAP Earnings Per Share	$0.34	$0.39	$1.04	$1.09
Adjustments:
Acquisition Costs, Net of Tax	0.03	—	0.03	—
Diluted Core Earnings Per Share	$0.37	$0.39	$1.07	$1.09

The table above provides a reconciliation of GAAP earnings and core earnings (GAAP earnings minus acquisition costs for the HSB merger) and GAAP earnings per share and core earnings per share.  The Company’s management believes that the presentation of core earnings and core earnings per share provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.  While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended September 30,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$904,889	$11,585	5.08%	$676,846	$10,467	6.15%
Securities	735,050	3,595	1.94	648,350	3,554	2.18
Deposits with banks	8,645	7	0.32	39,394	28	0.28
Total interest earning assets	1,648,584	15,187	3.65	1,364,590	14,049	4.10
Non interest earning assets:
Other Assets	84,910			71,478
Total assets	$1,733,494			$1,436,068

Interest bearing liabilities:
Deposits	$991,544	$1,248	0.50%	$876,555	$1,413	0.64%
Federal funds purchased and repurchase agreements	61,803	134	0.86	18,106	97	2.13
Federal Home Loan Bank term advances	36,195	142	1.56	15,000	38	1.01
Junior Subordinated Debentures	16,002	341	8.45	16,002	341	8.48
Total interest bearing liabilities	1,105,544	1,865	0.67	925,663	1,889	0.81
Non interest bearing liabilities:
Demand deposits	493,989			391,968
Other liabilities	8,305			8,082
Total liabilities	1,607,838			1,325,713
Stockholders’ equity	125,656			110,355
Total liabilities and stockholders’ equity	$1,733,494			$1,436,068

Net interest income/interest rate spread		13,322	2.98%		12,160	3.29%

Net interest earning assets/net interest margin	$543,040		3.21%	$438,927		3.55%

Less: Tax equivalent adjustment		(274)			(342)

Net interest income		$13,048			$11,818

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Nine months ended September 30,
	2013			2012
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$860,213	$33,438	5.20%	$648,103	$29,753	6.13%
Securities	707,117	10,192	1.93	646,931	11,963	2.47
Deposits with banks	9,332	20	0.29	34,497	70	0.27
Total interest earning assets	1,576,662	43,650	3.70	1,329,531	41,786	4.20
Non interest earning assets:
Other Assets	81,724			71,419
Total assets	$1,658,386			$1,400,950

Interest bearing liabilities:
Deposits	$966,342	$3,832	0.53%	$891,727	$4,266	0.64%
Federal funds purchased and repurchase agreements	62,908	389	0.83	25,363	323	1.70
Federal Home Loan Bank term advances	22,604	225	1.33	7,536	46	0.82
Junior Subordinated Debentures	16,002	1,024	8.56	16,002	1,024	8.55
Total interest bearing liabilities	1,067,856	5,470	0.68	940,628	5,659	0.80
Non interest bearing liabilities:
Demand deposits	461,645			346,358
Other liabilities	7,214			7,268
Total liabilities	1,536,715			1,294,254
Stockholders’ equity	121,671			106,696
Total liabilities and stockholders’ equity	$1,658,386			$1,400,950

Net interest income/interest rate spread		38,180	3.02%		36,127	3.40%

Net interest earning assets/net interest margin	$508,806		3.24%	$388,903		3.63%

Less: Tax equivalent adjustment		(898)			(1,104)

Net interest income		$37,282			$35,023